Exhibit 10.22

AMENDED AND RESTATED SERVICE AGREEMENT

(this “Agreement”)

by and between

Sirona Dental GmbH, Wasserfeldstraße 30, A-5020 Salzburg, Austria, as employer

(hereinafter the “Company”),

Sirona Dental Systems, Inc., 30 -30 47th Avenue, Suite 500, Long Island City, NY 11101, USA

(hereinafter the “Guarantor”)

and

Mr Jost Fischer, Unterer Stadtplatz 5, A-6330 Kufstein, Austria, as employee

(hereinafter the “Executive” or “Chairman of the Management Board”)

Preliminary Remarks

The Company and Executive have entered into an executive service agreement (Geschäftsführer-Dienstvertrag) dated 1/10 October 2007 (the “Original Executive Service Agreement”).

In addition to his post as managing director of the Company, Executive holds various other positions in different corporate bodies of Guarantor and its direct and indirect subsidiaries (the “Sirona Group Companies”), including the position as Chairman, President & CEO of Guarantor, (collectively the “Positions” and each a “Position”).

The Company wishes—and Executive agrees—to amend the existing Original Executive Service Agreement in order to set forth the mutual rights and obligations, inter alia, in the event of certain terminations of the Original Executive Service Agreement.

The Guarantor wishes—and the Company and Executive agree—to guarantee the obligations of the Company vis-à-vis Executive, inter alia, under the Original Executive Service Agreement.

Therefore, in consideration of these preliminary remarks, the Guarantor, the Company and Executive hereby amend certain provisions of, and restate the Original Executive Service Agreement in its entirety to read as follows:

§ 1

Basis

1.	Mr. Jost Fischer has become a member of the management board with effect as of 1 October 2007 and has simultaneously assumed the chair of the management board as of 1 October 2007.

2.	The Chairman of the Management Board represents the Company in and out of court acting jointly with another managing director or a Prokurist (Note: person with special power of attorney).

3.	Without limitation to the provisions of this Agreement, the duties, powers and responsibilities of the Chairman of the Management Board are governed by the articles of association of the Company, as amended from time to time, by the applicable laws, in particular the Limited Liability Statute (GmbH-Gesetz), by the by-laws, as amended from time to time, and the instructions of the shareholders.

4.	The Company reserves the right, to appoint additional members of the management board and to change the representation policy at any time.

5.	The direction and supervision of the enterprise of the employer as a whole is incumbent on the Chairman of the Management Board as managing director. He will take care, in particular, for the economic, financial and organisational issues of the Company in the best possible way.

6.	As an overriding objective the Chairman of the Management Board will during managing the company always see after the best interests of the enterprise of the employer. The Chairman of the Management Board will take care of the duties incumbent on him with the diligence of a prudent businessman.

7.	For all claims out of or in connection with this Agreement, in particular severance payment, continued payment during illness, etc., 1 October 2007 shall be the agreed start date.

§ 2

Compensation

1.	The Chairman of the Management Board shall be paid for his activities a yearly salary of EUR 566,900 gross, payable in 14 monthly rates. This will be transferred at the end of each month to a bank account as determined by the Chairman of the Management Board.

The special payments (13th and 14th monthly salary) payable pursuant to the provisions of the Tariff Agreement for Commercial Employees Austria (Kollektivvertrag der Handelsangestellten Österreichs) shall be payable in June and, respectively, November of the calendar year.

In case of salary increases pursuant to the tariff agreement, the salary of the Chairman of the Management Board shall be increased proportionally to the general factual-salary increase for employees. The classification within the meaning of the Tariff Agreement for Commercial Employees Austria shall be in the salary group of the whole sale and retail industry, salary region B, employee group 6. The portion of the salary exceeding the minimum salary pursuant to the tariff agreement shall anticipate the future increases of the minimum or factual salary pursuant to the tariff agreement and is, therefore, to be fully set-off with those.

2.	In addition, the Chairman of the Management Board is eligible to receive a bonus equal to 84% of Executive’s yearly salary subject to the terms of the Executive Bonus Plan, as administered by the executive compensation committee of the Guarantor.

3.	Any services of the Chairman of the Management Board including extra work is compensated by the remuneration as described above. The Chairman of the Management Board is obliged to work longer than the usual working hours, if it is necessary for the business interests of the Company.

4.	For the employment relationship the Business Employees Pension Act (Betriebliches Mitarbeiterversorgungsgesetz; BMVG) shall apply. The Company pays accordingly an amount of 1.53% of the gross salary pursuant to § 6 Business Employees Pension Act to Victoria-Volksbanken Mitarbeitervorsorgekasse AG, Schottengasse 10, A-1013 Vienna.

5.	Compensation claims may not be assigned or pledged without the prior written consent of the shareholders.

6.	The Chairman of the Management Board is entitled to receive a company car which can be used for private purposes without restrictions. To the extent the Chairman of the Management Board uses his own car for business travels, he may claim reimbursement of the expenses in the amount allowed under tax laws, which is currently EUR 0.38 per km.

§ 3

Expense reimbursements

Travel expenses incurred by the Chairman of the Management Board are reimbursed by the employer according to the provisions of the tariff agreement and the income tax provisions.

The Company shall reimburse the Chairman of the Management Board any reasonable expenses incurred in connection with the services for the Company upon presentation of the respective receipts.

The same applies to expenses incurred in connection with the activities as Chairman of the Management Board, in particular also for the telephone in the private house, which is required in the Company’s interest.

§ 4

Insurances

1.	Accident insurance: The Company shall arrange for an accident insurance for the Chairman of the Management Board with the following sums insured:

EUR 750,000 in case of death and

EUR 1,250,000 in case of disability.

2.	Legal protection insurance: For criminal, civil and public law governed responsibilities in connection with the execution of his activities vis-à-vis third parties, the Company grants legal protection in a form and manner reasonable for executives.

The Company shall ensure that the Chairman of the Management Board is co-insured within the framework of the asset liability insurance of the Company (sum insured: EUR 5,000,000).

§ 5

Vacation

The Chairman of the Management Board is entitled to vacation of 6 weeks (36 business days) per each calendar year. The Chairman of the Management Board is entitled to an additional vacation of 2 calendar days due to the separation of place of work and residence.

The Chairman of the Management Board shall schedule vacation after consultation with the shareholders of the Company or the other members of the management board so as not to interfere with the interest of the Company.

§ 6

Unavailability for Work (Dienstverhinderung)

1.	The Chairman of the Management Board has to inform the Company without undue delay about any unavailability for work, its reasons and its expected duration. In case of illness, the Chairman of the Management Board has to present to the Company upon its request a medical attestation regarding the unavailability for work and its expected duration.

2.	In case of unavailability of work or illness the Company shall, for a period of six months, continue payment of his contractual benefits, whereby any payments are set off, which are made from a statutory health insurance (gesetzliche Krankenversicherung) or pursuant to the tariff agreement and § 8 Employees Act (AngG) for loss of earnings.

3.	In case of death, the Company shall, for a period of six months, continue payment of his contractual benefits to the dependents of the Chairman of the Management Board.

§ 7

Additional Business

1.	The Chairman of the Management Board will devote his skills and knowledge only to the Company. During the employment relationship, he is not allowed to engage in any profit-orientated additional business without the prior written consent of the shareholders. Any publications and lectures, which refer to the business of the Company but are not in the direct interest of the Company, also require the prior written consent of the shareholders.

2.	The Chairman of the Management Board shall not actively participate in any company or engage in any own business without the prior written consent of the shareholders. Such consent is not required in the event of the acquisition of interests or shares of a publicly listed company for the purpose of capital investment without the possibility to influence the managing board.

3.	The Chairman of the Management Board holds additionally other positions at Sirona Group Companies. This includes in particular the function as Chairman, President & CEO of the holding company Sirona Dental Systems, Inc. in the US.

§ 8

Confidentiality, Non-compete during contract term

1.	The Chairman of the Management Board shall keep strictly confidential any and all confidential activities or business affairs of the Company and its affiliated entities and business secrets he has received knowledge about during the course of his activities, irrespective of the source of such knowledge, vis-à-vis third parties and other employees of the Company who are not entitled to receive such confidential information. This confidentiality covenant shall not apply for information, if and to the extent the transfer of which is necessary for the due performance of the Chairman of the Management Board’s duties assigned to him or has been approved by the prior written consent of the shareholders. This confidentiality obligation shall remain in force also after the termination of this Agreement.

2.	Without the prior written consent of the shareholders the Chairman of the Management Board shall not act as member of supervisory, advisory or similar boards of companies which are not affiliated with the Company or in professional/trade associations.

3.	During the term of this Agreement the Chairman of the Management Board shall be obliged not to be active for any enterprise, which is competing in any way with the Company or its affiliates. Any direct or indirect activity as employee, free-lancer or consultant or as person participating directly or indirectly in the enterprise is prohibited.

§ 9

Term

1.	This Agreement is entered into for an indefinite time. It may, however, be terminated by each of Executive and the Company with at least six months’ notice; provided that if Executive desires to terminate this Agreement other than for Good Reason or following a Change of Control, Executive will endeavor to provide at least 24 months’ notice.

2.	Executive and the Company may each terminate this Agreement for cause.

3.	Any termination notice has to be made in writing to become effective.

4.	The Company is entitled to release the Chairman of the Management Board from his duty to work at any time but the Company has to continue to pay the compensation owed to the Chairman of the Management Board and set off respective vacation claims.

§ 9a

Severance

1.	If (a) Executive terminates this Agreement other than for Employee Cause or (b) the Company terminates the Agreement other than for Employer Cause, then Executive shall be entitled to receive a severance payment in an amount equal to the sum of (i) Executive’s annual base salary pursuant to § 2 para. 1 of this Agreement, (ii) 100% of the target bonus of Executive pursuant to § 2 para. 2 of this Agreement and (iii) 100% of the monetary value of the health and welfare benefits being received by Executive, in each case as applicable for the year the termination notice is made (the “Regular Severance Payment”); provided that in the case where this Agreement is terminated pursuant to a termination notice under lit. (a) above, Executive shall instead be entitled to receive a severance payment in an amount equal to the product of the Regular Severance Payment divided by 12 times the lesser figure of (i) 12 months and (ii) the excess of 24 months minus the number of months between the date of notice of termination of this Agreement and the effective date of such termination (such payment or the Regular Severance Payment, as the case may be, is each referred to as the “Severance Payment”). As an example, if such notice of termination of this Agreement is given by Executive 20 months before the effective date of such termination, then the Severance Payment would be one third of the Regular Severance Payment.

The Severance Payment may be reduced at the request of Executive, if and to the extent that under applicable tax laws the reduced Severance Payment provides a greater net (i.e. after tax) benefit to the Executive in comparison to the net benefit of the non-reduced Severance Payment. One third (1/3) of the Severance Payment shall be due and payable without undue delay, at the latest 30 days after receipt of the termination notice; the remainder of the Severance Payment shall be due and payable in 12 equal installments during the 12 months following the termination of this Agreement (or in fewer installments in fewer months, respectively, if the Severance Payment is calculated pursuant to the second half of sentence one of the preceding sub-paragraph), payable monthly in arrears.

In addition, if during the period beginning on the date of termination of this Agreement pursuant to a termination notice under § 9a para. 1 sentence 1 lit. (a) or (b) and ending 18 months thereafter (i.e., at least 24 months following the date of delivery of the termination notice) (the “End Date”), Executive does not engage in any of the activities which are otherwise prohibited during the Noncompete Period (as defined below), then on the End Date the Company will make (another) payment to Executive in an amount equal to 50% of the Regular Severance Payment. As an example, in case of a termination notice under § 9a para. 1 sentence 1 lit. (a) or (b) the total amount paid to Executive with respect to the 24 months’ (assuming the termination notice is given with six months’ notice, but not with more) period following the delivery of the termination notice is two times the Regular Severance Payment. For the avoidance of doubt: The decision not to engage in any of such activities during such additional 6 months’ period shall be at Executive’s sole and free discretion and without agreement of the Company and irrespective of a possible waiver pursuant to § 9b para. 1 and irrespective whether a Severance Payment shall be made pursuant to § 9a para. 1 subpara. 1. Notwithstanding the foregoing, if Executive terminates this Agreement without Good Reason and without Employee Cause (i) with at least 12 months’ notice, this subpara. 3 shall not apply, and (ii) with more than 6 but less than 12 months’ notice, the 18-months’-period and the amount of 50% of the Regular Severance Payment shall be reduced respectively. As an example, in case of such termination with 8 months’ notice, the 18-months’-period would be 16 months and the (additional) payment would be an amount equal to one third of the Regular Severance Payment.

2.

“Good Reason” means (i) Executive is removed from any of the Positions, (ii) the appointment of another managing director or key manager for any of the Sirona Group Companies which would reasonably be expected to have a material adverse impact on the authority of Executive, (iii) the acquisition of another enterprise or business division or any economically similar transaction which would reasonably be expected to have a material adverse impact on the authority of Executive or (iv) the authority of the Executive is otherwise materially limited or restricted. With respect to lit. (ii) to (iv) Good Reason shall only be deemed to exist with respect to Executive if (a) the applicable action occurred without the prior approval of Executive, (b) Executive provides written notice to the Company that Executive is of the opinion that a circumstance constituting Good Reason has occurred and that Executive will terminate this Agreement if such circumstance is not reasonably cured within two calendar weeks after such notice, (c) the Sirona Group Companies fail to reasonably cure such circumstance within such two calendar week period, and (d) Executive actually terminates this Agreement within one month after such two week period.

3.	“Change of Control” means that any person (other than Sirona Holdings Luxco S.C.A.) owns (legally and/or economically), solely, with its affiliates or other persons acting in concert with it, directly or indirectly, more than 50% of the outstanding capital and/or voting rights (in both cases excluding treasury capital/voting rights) in Guarantor and/or Controls the Guarantor. “Control” shall mean in respect of a person, the power directly or indirectly to manage or govern such person, or to appoint the managing and governing bodies of such person, or a majority of the members thereof if they decide collectively, whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be Controlled by its general partner). The same shall apply for any economically comparable situation (e.g. transfer of assets of Guarantor, merger or consolidation of Guarantor), whereby any valuation needed shall be based on the most recent financial statements of the Guarantor or the relevant entity.

4.	“Employer Cause” means an employer’s right to terminate an employment relationship for cause (wichtiger Grund), as such term is defined and interpreted under applicable law.

5.	“Employee Cause” means an employee’s right to terminate an employment relationship for cause (wichtiger Grund), as such term is defined and interpreted under applicable law.

6.	If a Change of Control shall occur, then all securities or options for securities in the Guarantor (or any of the other Sirona Group Companies) granted to Executive shall (i) fully vest and (ii) be transferable (e.g. registered), subject to generally applicable restrictions under securities and stock exchange regulations/laws. The parties undertake to amend without undue delay the respective option plan and all other documents if and to the extent required to implement such agreement. This paragraph shall apply respectively, if not options but (restricted) shares in the Guarantor are granted to Executive.

§ 9b

Post-Contractual Non-Compete Provision

1.	During the Noncompete Period, Executive shall not engage in any Competition. The “Noncompete Period” shall mean a period of one year after termination of employment pursuant to termination notice under § 9a para. 1 sentence 1 lit. (a) and (b); provided that in the case where this Agreement is terminated pursuant to a termination notice under § 9a para. 1 sentence 1 lit. (a), the “Noncompete Period” shall mean a period after such termination of employment equal to the lesser of (i) 12 months and (ii) the excess of 24 months minus the number of months between the date of notice of termination of this Agreement and the effective date of such termination. As an example, if notice of termination of this Agreement is given by Executive 20 months before the effective date of such termination, and such termination is not for Employee Cause, then the Noncompete Period would be 4 months. Per each month of the Noncompete Period Executive shall receive a compensation payment in an amount equal to one twelfth of the sum of (i) Executive’s annual base salary pursuant to § 2 para. 1 of this Agreement, (ii) 100% of the target bonus of Executive pursuant to § 2 para. 2 of this Agreement and (iii) 100% of the monetary value of the health and welfare benefits received by Executive, in each case as applicable for the year the termination notice is made (collectively the “Compensation”). If and to the extent a Severance Payment is paid, such Compensation is already included in, and therefore satisfied by payment of, the respective amount of the Severance Payment.

Except as set forth herein, after termination of this Agreement pursuant to a termination notice under § 9a para. 1 sentence 1 lit. (a) or (b) or otherwise, Executive shall not be subject to any post-contractual non-compete provision, unless otherwise explicitly agreed in writing. The Company may waive in writing this prohibition of competition in total at the latest upon delivery of its termination notice or, as the case may be, promptly upon receipt of Executive’s termination notice; for the avoidance of doubt: Even in such case, the Severance Payment is due and payable in full pursuant to § 9a.

2.	“Competition” means (i) the direct or indirect holding of shares, partnership interests, silent partnerships, nomineeships/trusts, sub-participations or options or other instruments being convertible into any of the aforementioned (collectively “Interests”) in a Competitor, or (ii) the rendering of any service to any Competitor (whether as a director, officer, manager, supervisor, employee, agent, consultant/free-lancer or otherwise, but excluding any service on behalf of a third party) or making otherwise available any material know-how or material trade secrets of the Sirona Group Companies to a Competitor. For purposes of clause (i) above, Competition shall not include the holding of, only for investment purposes, Interests of less than 15% of the fully diluted share capital or voting rights in a Competitor.

3.	“Competitor” means any company or group of companies (whereby in case of financial investors (e.g. private equity sponsors) the top holding company of the respective operational portfolio shall be decisive) which, at the begin of Executive’s activities, engages in any of the business segments in which the Sirona Group Companies are active at the time of termination of this Agreement.

4.	In case of a breach of this § 9b, Executive shall repay the whole Severance Amount. Further claims against the Executive, except for those for omission (Unterlassung) of such competition (including by way of injunction), shall be excluded. The Company shall not be entitled to any set-off or reduction of the Compensation (e.g. with salary earned by Executive during such period).

§ 10

Retention of Firm’s Property

Upon termination of the Chairman of the Management Board’s employment or upon release of his duty to work, the Chairman of the Management Board shall return to the Company without undue delay any documents, letters, drafts and similar documents including any copies thereof, which refer to the Company and are still in the possession of the chairman. The Chairman of the Management Board does not have any right of retention with respect to the aforementioned documents and things.

§ 10a

Guarantee

The Guarantor hereby irrevocably and unconditionally guarantees by the way of an independent guaranty vis-à-vis Executive all obligations of the Sirona Group Companies under this Agreement as amended from time to time (including by this Agreement). The venue for all disputes between the Executive and the Guarantor arising out of or in connection with this Agreement shall be Salzburg. However, the Executive shall also be entitled to bring an action against the Guarantor at his general venue.

§ 11

Miscellaneous

1.	This Agreement contains all agreements amongst the parties. There are no side agreements.

2.	Modifications of, or amendments to, this Agreement shall be made in writing to be effective. The same applies for this clause.

3.	The parties may comply with the requirement of written form as agreed in this Agreement by using fax, telex or telecopy, if the author of the document is identifiable from the document.

4.	Should any provision of this Agreement be or become invalid, this does in no way influence the validity of the remaining provisions. The parties undertake to agree without undue delay a provision instead of the invalid provision which comes as nearest to the economic purpose of the invalid provision and the purpose the parties have intended.

5.	This Agreement is governed by the laws of Austria.

6.	Subsidiarily, the provisions of the Act for Companies with Limited Liability (Gesetz über Gesellschaften mit beschränkter Haftung), RGBl 1906/56, the Employees Act (Angestelltengesetz), BGBl 1921/292 and the tariff agreement applicable to the enterprise, each as amended, shall apply.

The Chairman of the Management Board confirms receipt of the ethics policy and the PC-guidelines and undertakes to comply with those.

December 2, 2008

/s/ Simone Blank, /s/ Tom Redlich	/s/ Jost Fischer

Sirona Dental GmbH	Jost Fischer

/s/ Jonathan Friedman

Sirona Dental Systems, Inc.